UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   January 23, 2015

Service Team Inc.
(Exact name of Registrant as specified in its charter)

Nevada	333-178210	61-1653214
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18482 Park Villa Place Villa Park, CA 92861	92861
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(714) 538-5214

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.   Unregistered Sale of Securities
On February 5, 2015, the Company sold a 10% Convertible Debenture in the principal amount of up to $220,000 to a accredited investor in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.  The investor was provided all of the material information on the Company as set forth in its SEC filings.  The investor has paid $50,000 to the Company and retained $6,500 as an original issue discount.  An additional $15,000 shall be delivered to a mutually agreed upon attorney for the filing of an S-1 Registration Statement for the common stock underlying the conversion of the debenture.   The payment of additional principal is in the sole discretion of the investor with a 10% original issue discount.  The outstanding principal shall accrue interest at the rate of 10% per annum.
The outstanding principal balance and accrued interest shall be convertible into common stock of the company at a price equal to the 55% of the lowest trading price of the Company's common stock during the 20 consecutive trading days prior to the date on which the Holder elects to convert all or part thereof.  If the Company is placed on "chilled" status with the Depository Trust Company ("DTC"), the discount shall be increased by 10% until such chill is remedied. If the Company is not Deposits and Withdrawal at Custodian ("DWAC") eligible through their Transfer Agent and the Depository Trust Company's ("DTC") Fast Automated Securities Transfer ("FAST") system, the discount will be increased by 5%. In the case of both, the discount shall be a cumulative 15%.
Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On January 23, 2015, the Company filed a Certificate of Designation with the Nevada Secretary of State to establish Series A Preferred Stock with 100,000 authorized shares.  The Series A Preferred Stock has no dividend, liquidation preference or conversion rights.  The Series A Preferred Stock shall vote with the common stock and each share of Series A Preferred Stock shall have five hundred (500) votes in any matter submitted to a vote of the Company's shareholders.
Item 9.01.  Financial Statements and Exhibits.

(d)            Exhibits

Exhibit No.	Description

3.1.1	Articles of Amendment - Certificate of Designation

10.1	10% Convertible Promissory Note of Service Team, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Service Team Inc. (Registrant)
February 19, 2015	By:	/s/ Robert L. Cashman
		Name:	Robert L. Cashman
		Title:	Chief Financial Officer